Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-166961, 333-161803, 333-63403, 333-40064, 333-40066, 333-79791, 333-101110, 333-118756, and 333-146049 on Form S-8 and No. 333-173179 and 333-177175 on Form S-3, each of Nordstrom, Inc. and subsidiaries, of our report dated June 8, 2012, relating to the financial statements and supplemental schedule of Nordstrom 401(k) Plan & Profit Sharing appearing in this annual report on Form 11-K of Nordstrom 401(k) Plan & Profit Sharing for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Seattle, Washington

June 8, 2012